     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               F.N.B. CORPORATION
             (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                                 25-1255406
  (State of other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)
                          HERMITAGE SQUARE, HERMITAGE, PA 16148
                                     (412) 981-6000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 JOHN D. WATERS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               F.N.B. CORPORATION
                                HERMITAGE SQUARE
                              HERMITAGE, PA 16148
                                 (412) 981-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------
                                    COPY TO:
                                 DAVID J. LOWE
                             COHEN & GRIGSBY, P.C.
                                 2900 CNG TOWER
                               625 LIBERTY AVENUE
                              PITTSBURGH, PA 15222

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                              CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                              AMOUNTS     PROPOSED MAXIMUM  PROPOSED MAXIMUM  AMOUNT OF
                  TITLE OF EACH CLASS OF                       TO BE       OFFERING PRICE      AGGREGATE     REGISTRATION
                SECURITIES TO BE REGISTERED                  REGISTERED       PER UNIT       OFFERING PRICE      FEE
-------------------------------------------------------------------------------------------------------------------------
Subordinated Term Notes Due 3, 6, 9,12, 18, 24, 30, 36, 48,
  60, 84 and 120 Months....................................       --            100%               --             --
-------------------------------------------------------------------------------------------------------------------------
Subordinated Daily Notes...................................       --            100%               --             --
-------------------------------------------------------------------------------------------------------------------------
Total......................................................  $75,000,000                      $75,000,000     $22,727.27
=========================================================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               F.N.B. CORPORATION

                                  $75,000,000

                         AGGREGATE PRINCIPAL AMOUNT OF
                          SUBORDINATED TERM NOTES DUE
             3, 6, 9, 12, 18, 24, 30, 36, 48, 60, 84 AND 120 MONTHS
                                      AND
                            SUBORDINATED DAILY NOTES

    This Prospectus relates to the offering of (i) Subordinated Term Notes due 3, 6, 9, 12, 18, 24, 30, 36, 48, 60, 84 and 120 Months (in the aggregate, the
"Term Notes") and (ii) Subordinated Daily Notes (the "Daily Notes") of F.N.B. Corporation (the "Company"). The Daily Notes and all series of the Term Notes are collectively referred to as the "Securities." See "Summary of Terms of Securities" on page 3.

    The Company will determine, from time to time, the rate of interest payable on the Term Notes, which rate will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 26 weeks (the "T-Bill Rate"), but no more than 5% above the T-Bill Rate. The rate of interest at the time of purchase of a Term Note will be the rate payable throughout the original term of the Term Note. The interest rate payable on the Daily Notes will be determined by the Company and may fluctuate on a monthly basis. Once adjusted, such interest rate will remain in effect until next adjusted by the Company. The interest rate on the Daily Notes will be no less than 3% below nor more than 5% above the rate established for the most recent auction average of United States Treasury Bills with a maturity rate of 13 weeks. In no event will the interest rate on the Term Notes and the Daily Notes be more than 16% per annum or less than 5% per annum.

    All Securities offered hereby are subject to redemption by the Company prior to maturity. The Securities are also redeemable by the holder prior to maturity (with certain interest penalties, in the case of the Term Notes). The Company, in its sole discretion, may require the holder to give 30 days' prior written notice of a redemption. The Securities will be subordinated to Senior Indebtedness of the Company as described herein. As of March 31, 1997, the Company had $8.0 million of Senior Indebtedness. See "Description of Securities."

    The Securities are being offered by the Company without an underwriter or selling agent and will be sold at the offices of the Company's consumer finance subsidiary, Regency Finance Company ("Regency"), and its wholly-owned subsidiary, Citizens Financial Services, Inc. The Securities are being offered on a continuous basis without an expected termination date. There can be no assurance that all or any portion of the Securities will be sold. THE SECURITIES WILL NOT BE LISTED FOR TRADING ON ANY SECURITIES EXCHANGE AND THE COMPANY DOES NOT EXPECT THAT ANY ACTIVE TRADING MARKET IN THE SECURITIES WILL DEVELOP.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS DEPOSITS OR OBLIGATIONS OF AN INSURED DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC").

SEE "RISK FACTORS" ON PAGE 2 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         UNDERWRITING
                                                        PRICE TO         DISCOUNTS AND      PROCEEDS TO THE
                                                         PUBLIC         COMMISSIONS (1)       COMPANY (2)
                                                       -----------    -------------------   ---------------
Per Security........................................           100%          none                     100%
Total Securities....................................   $75,000,000           none             $75,000,000

---------

(1) The Securities will be sold by employees and officers of the Company's wholly-owned subsidiary, Regency Finance Company, and its subsidiary, Citizens Financial Services, Inc., without commission or compensation.

(2) Before deducting expenses estimated at approximately $71,727, payable by the Company.
                               ------------------
               THE DATE OF THIS PROSPECTUS IS            , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information also may be obtained at the internet web site that the Commission maintains at http://www.sec.gov.

     The Company has filed with the Commission in Washington, D.C. a registration statement (herein together with all amendments thereto called the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement including the exhibits filed as a part thereof. Copies of the Registration Statement can be inspected at the principal office of the Commission in Washington, D.C. and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by the Company are incorporated in this Prospectus by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-K/A filed on June 27, 1997;

          (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (iii) The Company's Current Reports on Form 8-K filed January 24, 1997, March 5, 1997, April 22, 1997 and July 22, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO F.N.B. CORPORATION, HERMITAGE SQUARE, HERMITAGE, PENNSYLVANIA 16148, ATTENTION:
MR. JOHN D. WATERS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, (412) 981-6000.

                                  RISK FACTORS

     The Securities offered hereby will constitute general unsecured obligations of the Company. All offerees should consider the following risk factors in deciding whether or not to purchase the Securities:

     Securities Not Insured: The Securities are not obligations of an insured depository institution and are not insured by the FDIC or any other governmental agency. Accordingly, if the funds used by an investor to purchase the Securities are taken from a savings account in a bank or savings'and loan association or certificates of deposit issued by any such institution, the investor should recognize that the Securities carry a greater degree of risk than a deposit in any such institution.

     Transferability of the Securities Limited: There is no trading market for the Securities and the Company does not expect one to develop. Potential investors should not purchase the Securities with the expectation that a trading market for the Securities will subsequently develop. The Securities are non-negotiable. All transfers and assignments of the Securities may be made only at the offices of the Company's sales and paying agents, Regency Finance Company, and its subsidiary, Citizens Financial Services, Inc.

     Securities Subordinated to Senior Indebtedness: Payment of the indebtedness evidenced by the Securities is subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness of the Company. As of March 31, 1997, the principal amount of the Company's Senior Indebtedness was $8.0 million and the principal amount of all Company indebtedness ranking pari passu or equal in right of payment with the Securities was $153,612,000. The Company has the absolute right to increase or decrease the amount of Senior Indebtedness to which the Securities will be subordinate.

     The Company's ability to make required principal and interest payments with respect to the Securities depends on its ability to receive funds from its subsidiaries. The right of the Company, and thus the right of its creditors, to participate in any distribution of earnings or assets of the Company's subsidiaries is subject to the prior claims of creditors of such subsidiaries. As of March 31, 1997, the amount of such claims (excluding deposit liabilities) was $74.3 million. See "Description of Securities--General Provisions Applicable To All Securities Offered Hereby."

     In addition, under applicable federal and state statutes and regulations, the dividends that may be paid to the Company by its bank subsidiaries without prior regulatory approval are subject to limitations. Furthermore, various regulatory offices have authority to prohibit banks from engaging in unsafe and unsound banking practices. The payment of a dividend by a bank could, depending on the financial condition of such bank and other factors, be considered an unsafe and unsound banking practice. The ability of the subsidiaries to pay dividends is, and is expected to continue to be, influenced by regulatory policies and capital guidelines.

     Penalty for Early Redemption of Securities: Holders of Term Notes who elect to redeem such Term Notes prior to maturity shall forfeit one month of interest earned or that could have been earned (in the case of 3, 6, 9 or 12 Month Term Notes), or 3 months of interest earned or that could have been earned (in the case of all other Term Notes) on the amount so redeemed. In addition, the Company, in its sole discretion, may require a holder of a Security to provide the Company thirty (30) days' prior written notice of a redemption demanded by the holder. See "Description of Securities--Redemption of Term Notes at Option of Holder" and "--Terms of Subordinated Daily Notes."

                         SUMMARY OF TERMS OF SECURITIES

  SUBORDINATED TERM NOTES DUE 3, 6, 9, 12, 18, 24, 30, 36, 48, 60, 84 AND 120
                                     MONTHS

Minimum Investment                       $500
Interest Rate                            As determined by the Company at time of purchase; at
                                         least equal to the rate for 26 week Treasury Bills,
                                         but no less than 5% per annum and no more than 16%
                                         per annum
Interest Payment                         At the holder's option, either monthly, quarterly
                                         (except for 3 and 6 Month Notes) or at maturity
Automatic Extension                      Automatically extended for an equivalent term at then
                                         prevailing interest rate, unless redeemed by the
                                         holder
Redemption                               Redeemable at holder's option with forfeiture of one
                                         month's interest for 3, 6, 9 and 12 Month Notes and
                                         three months' interest for all other Notes. The
                                         Company, in its sole discretion, may require the
                                         holder to give 30 days' prior written notice of a
                                         redemption. Redeemable at the option of the Company
                                         at any time upon 30 days notice
Subordination                            Subordinated to all Senior Indebtedness
SUBORDINATED DAILY NOTES
Minimum Investment                       $50
Interest Rate                            As determined by the Company and adjusted monthly
                                         effective on the first day of the month; no less than
                                         3% below or more than 5% above the rate for 13 week
                                         Treasury Bills, but no less than 5% per annum and no
                                         more than 16% per annum
Interest Payment                         Accrued daily and compounded quarterly, payable upon
                                         redemption
Redemption                               Redeemable in whole or in part at any time at the
                                         option of the holder. The Company, in its sole
                                         discretion, may require the holder to give 30 days'
                                         prior written notice of a redemption. Redeemable at
                                         the option of the Company at any time upon 30 days'
                                         notice
Subordination                            Subordinated to all Senior Indebtedness

                                  THE COMPANY

GENERAL

     The Company is a financial services holding company headquartered in Hermitage, Pennsylvania. It provides a broad range of financial services to its customers through its bank and consumer finance subsidiaries in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. The Company's main office is located at Hermitage Square, Hermitage, Pennsylvania 16148 and its telephone number is (412) 981-6000.

     The Company was formed in 1974 as the holding company of its then sole subsidiary, First National Bank of Pennsylvania ("First National"). The Company currently operates six other bank subsidiaries and one consumer finance company in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. On January 21, 1997, the Company acquired Southwest Banks, Inc. ("Southwest"), a multibank holding company with banking subsidiaries located in Naples and Cape Coral, Florida. On April 18, 1997, the Company acquired West Coast Bancorp, Inc. ("West Coast"), a bank holding company located in Cape

Coral, Florida with assets of approximately $170 million. On June 30, 1997, the Company sold its wholly-owned subsidiary, Bucktail Bank and Trust Company, a Pennsylvania state chartered bank ("Bucktail"), to Sun Bancorp, Inc. ("Sun") in exchange for 13.8% of the outstanding stock of Sun.

     The Company, through its subsidiaries (all of which are collectively referred to as the "Subsidiaries"), provides a full range of financial services, principally to consumers and small to medium-size businesses in its market areas. The Company's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. The Company has emphasized its community orientation by preserving the names and local boards of directors of its Subsidiaries, by allowing its Subsidiaries autonomy in decision-making and thus enabling them to respond to customer requests more quickly, and by concentrating on transactions within its market areas. However, while the Company has sought to preserve the identities and autonomy of its Subsidiaries, it has established centralized credit analysis, loan review, investment, audit, data processing functions and to a lesser extent, financial accounting functions. The centralization of these processes has enabled the Company to maintain consistent quality of these functions and to achieve certain economies of scale.

     The Company's lending philosophy is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. The Company is an active residential mortgage lender, and its commercial loans are generally to established local businesses. The Company does not have a significant amount of construction loans and has no highly leveraged transaction loans or loans to foreign countries.

     No material portion of the deposits of the Company's Subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of the Company.

     Information as of May 31, 1997 for the Company's existing bank and consumer finance Subsidiaries (including the year established and location of principal office for each), excluding Bucktail, is set forth below. All Subsidiaries are wholly-owned by the Company.

                                                                                          NUMBER OF
                                                                TOTAL         TOTAL        BRANCH
                                                                ASSETS       DEPOSITS      OFFICES
                                                              ----------    ----------    ---------
                                                               (DOLLARS IN THOUSANDS)
BANK SUBSIDIARIES:
First National Bank of Pennsylvania (est. 1864)............   $1,061,921    $  931,065        32
  Hermitage, Pennsylvania
First National Bank of Naples (est. 1988)..................      415,512       324,722         5
  Naples, Florida
The Metropolitan Savings Bank of Ohio (est. 1922)..........      312,775       282,810        11
  Youngstown, Ohio
Cape Coral National Bank (est. 1994).......................      241,422       217,940         5
  Cape Coral, Florida
Reeves Bank (Est. 1868)....................................      136,812       122,880         9
  Beaver Falls, Pennsylvania
First County Bank (est. 1987)..............................       42,257        37,796         2
  Chardon, Ohio                                               ----------    ----------        --
First National Bank of Fort Myers (est. 1989)..............       37,922        25,175         2
  Fort Myers, Florida
     Total.................................................   $2,248,621    $1,942,388        66
                                                              ==========    ==========        ==
CONSUMER FINANCE SUBSIDIARY:
Regency Finance Company (est. 1927)........................   $  100,604           N/A        36
  Hermitage, Pennsylvania

     The Company has four other operating Subsidiaries, Penn-Ohio Life Insurance Company ("Penn-Ohio"), Customer Service Center of F.N.B., LLC ("Customer Service"), Mortgage Service Corporation ("Mortgage Service") and F.N.B. Building Corporation ("F.N.B. Building"). Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by the Company's Subsidiaries. Customer Service provides data processing and other related services to the Subsidiaries of the Corporation. Mortgage Service services mortgage loans for unaffiliated financial institutions and F.N.B. Building owns real estate that is leased to certain subsidiaries. As of May 31, 1997, the Company and its Subsidiaries had approximately 1,003 full-time equivalent employees, excluding the full-time equivalent employees at Bucktail.

OPERATIONS OF THE BANK SUBSIDIARIES

     The Company's Subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts, commercial, mortgage and individual installment loans, credit card and discount brokerage services through correspondent banks, night depository, automated teller services, computer services, safe deposit boxes, money order services, travelers checks, government savings bonds, food stamp sales and utility bill payments.

     In addition, First National operates a trust department which offers a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. As of March 31, 1997, trust assets under management at First National totaled $279.1 million.

OPERATIONS OF THE CONSUMER FINANCE SUBSIDIARY

     The Company's consumer finance Subsidiary is involved principally in making personal installment loans to individuals and purchasing installment sales finance contracts from retail merchants and automobile dealerships.

                                USE OF PROCEEDS

     The net proceeds to the Company of the offering of Securities contemplated hereby are estimated to be approximately $74,928,273 (after payment of offering expenses estimated at $71,727). Such net proceeds will be used (i) primarily as a loan to Regency to fund its lending and purchasing activities and (ii) for general corporate purposes of the Company. There can be no assurance that the Company will receive any particular amount of proceeds from the offering of the Securities.

                                 CAPITALIZATION

     The following table sets forth the supplemental consolidated capitalization of the Company at March 31, 1997, giving retroactive effect to the mergers with Southwest and West Coast, each of which was accounted for as a pooling-of-interests, and as adjusted to give effect to the sale of the Securities in this offering.

                                                                            AT MARCH 31, 1997
                                                                         ------------------------
                                                                          ACTUAL      AS ADJUSTED
                                                                         ---------    -----------
                                                                              (IN THOUSANDS)
SHORT-TERM DEBT
Subordinated notes with original maturities 1 year or less:
  Subordinated Term Notes due 3, 6, 9 and 12 Months (various rates)...   $  23,109         43,109(1)
  Subordinated Daily Notes............................................      30,689         60,689(1)
Other short-term borrowings...........................................      62,191         62,191
                                                                         ---------      ---------
     Total short-term debt............................................   $ 115,989     $  165,989
                                                                         =========      =========
LONG-TERM DEBT
Real estate mortgages payable.........................................   $     112     $      112
Advances from Federal Home Loan Bank (various rates due 1997-2001)....      10,029         10,029
Subordinated capital notes of the Company (due from 1997-2002)........      10,106         10,106
Subordinated Term Notes, due 18, 24, 30, 36, 48, 60, 84 and 120 months
  (various rates).....................................................      25,488         50,488(1)
                                                                         ---------      ---------
     Total long-term debt.............................................   $  45,735     $   70,735
                                                                         =========      =========
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value, 20,000,000 shares authorized:
  23,588 shares of Series A Preferred Stock issued and outstanding....   $     236     $      236
  299,680 shares of 7 1/2% Cumulative Convertible Preferred Stock,
     Series B issued and outstanding..................................       2,997          2,997
Common stock, $2.00 par value, 100,000,000 shares authorized,
  14,040,940 shares issued and outstanding............................      26,751         26,751
Additional paid-in capital............................................     104,043        104,043
Retained earnings.....................................................      68,955         68,955
Net unrealized securities gains.......................................         422            422
Treasury stock........................................................      (1,464)        (1,464)
                                                                         ---------      ---------
     Total stockholders' equity.......................................   $ 201,940     $  201,940
                                                                         =========      =========
     Total long-term debt and stockholders' equity....................   $ 247,675     $  272,675
                                                                         =========      =========

---------

(1) Term Notes and Daily Notes offered hereby total $75,000,000. The amounts shown in the As Adjusted column are projections only. There can be no assurance that all $75,000,000 of the Term Notes and Daily Notes will be sold in the amounts indicated.

     The following table presents capital ratios for the Company at March 31, 1997 and as adjusted to give effect to the issuance and sale of $75,000,000 of Securities offered hereby (after giving effect to the payment of estimated offering expenses). The "As Adjusted" risk-based capital ratios have been computed assuming net proceeds of the offering are $74,928,273.

                                                                  REGULATORY                   AS
CAPITAL RATIOS                                                     MINIMUM       ACTUAL     ADJUSTED
--------------                                                    ----------     ------     --------
Risk-based capital
  Tier 1.......................................................      4.00%        11.77%      11.27%
  Total........................................................      8.00         13.60       13.02
  Leverage.....................................................      4.00          8.21        7.96
Common stockholders' equity to total assets....................        --          8.12        7.88
Total stockholders' equity to total assets.....................        --          8.25        8.00

                SUMMARY SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary supplemental consolidated financial data for the Company for the periods indicated, giving retroactive effect to the mergers with Southwest and West Coast, each of which was accounted for as a pooling-of-interests. This information should be read in conjunction with the supplemental financial statements and notes thereto incorporated by reference in this Prospectus.

                                 THREE MONTHS ENDED MARCH
                                           31,                             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------    ------------------------------------------------------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
Interest income...............   $   47,942    $   45,146    $  183,583    $  172,512    $  149,275    $  144,251    $  141,844
Interest expense..............       20,363        19,299        77,616        74,754        59,895        62,858        69,798
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net interest income.........       27,579        25,847       105,967        97,758        89,380        81,393        72,046
Provision for loan losses.....        2,228         1,727         9,791         6,930         9,177         9,863        15,796
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net interest income after
    provision for loan
    losses....................       25,351        24,120        96,176        90,828        80,203        71,530        56,250
Non-interest income...........        5,863         5,128        20,407        19,215        17,108        18,488        15,197
Non-interest expenses.........       21,188        20,436        86,811        78,664        74,571        72,216        59,832
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Income before taxes...........       10,026         8,812        29,772        31,379        22,740        17,802        11,615
Income taxes..................        3,238         2,736         9,893        10,300         7,550         5,583         3,305
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net income..................   $    6,788    $    6,076    $   19,879    $   21,079    $   15,190    $   12,219    $    8,310
                                 ==========    ==========    ==========    ==========    ==========    ==========    ==========
PER SHARE DATA (A):
Net income:
  Primary.....................   $     0.47    $     0.42    $     1.35    $     1.45    $     1.06    $     0.93    $     0.68
  Fully diluted...............         0.45          0.41          1.32          1.41          1.05          0.93          0.68
Cash dividends (FNB)..........         0.15          0.15          0.60          0.33          0.24          0.23          0.21
Cash dividends (West Coast)...         0.10          0.05          0.23          0.20          0.17          0.08            --
Book value, end of period.....        13.86         13.01         13.70         12.65         11.42         10.45          9.82
SELECTED AVERAGE BALANCES:
Assets........................   $2,436,873    $2,232,075    $2,304,180    $2,159,969    $2,035,364    $1,939,523    $1,695,918
Securities....................      476,217       455,764       456,023       455,505       475,452       508,774       366,236
Net Loans.....................    1,752,436     1,585,203     1,651,321     1,519,084     1,390,620     1,273,697     1,150,894
Deposits......................    2,036,173     1,873,804     1,931,672     1,815,935     1,728,386     1,533,918     1,817,065
Long-term debt................       39,802        44,917        49,977        39,856        33,000        31,484        25,859
Preferred stock...............        3,379         4,516         4,021         4,540         4,576         4,600         2,989
Stockholders' equity..........      202,591       182,180       195,109       177,870       159,347       135,767       119,225
SELECTED PERIOD END BALANCES:
Assets........................   $2,448,018    $2,281,671    $2,418,407    $2,238,525    $2,087,816    $1,982,920    $1,935,643
Securities....................      485,536       484,490       496,619       458,009       448,971       485,997       552,091
Net loans.....................    1,727,089     1,556,561     1,700,332     1,525,940     1,437,809     1,209,018     1,156,577
Deposits......................    2,054,978     1,932,523     2,013,888     1,896,145     1,748,718     1,714,527     1,694,527
Long-term debt................       45,735        41,565        58,179        50,784        56,614        32,528        33,198
Preferred stock...............        3,233         4,516         3,525         4,516         4,563         4,582         4,605
Stockholders' equity..........      201,940       191,372       199,285       188,146       167,096       142,277       125,869
SELECTED PERFORMANCE RATIOS:
Return on average assets......         1.13%         1.09%         0.86%         0.98%         0.75%         0.63%         0.49%
Return on average equity......        13.59         13.41         10.19         11.85          9.53          9.00          6.97
Total equity/total assets.....         8.25          8.37          8.24          8.40          8.00          7.18          6.50
Net interest margin (fully
  taxable equivalent).........         4.98          5.10          5.03          4.95          4.83          4.56          4.52
Dividend payout...............        27.29         23.47         32.04         17.25         17.88         20.27         25.96

                                      THREE MONTHS
                                     ENDED MARCH 31,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------    ------------------------------------------------------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSET QUALITY RATIOS:
Non-accrual loans/total
  loans.......................         0.57          0.67          0.56          0.62          0.78          0.91          0.89
Allowance for loan losses/
  non-accrual loans...........       287.66        235.64        290.46        255.10        198.04        162.78        159.09
Non-performing assets/ total
  assets (B)..................         0.71          0.77          0.78          0.78          0.92          0.93          0.99
RISK-BASED CAPITAL RATIOS:
Tier 1 capital................        11.77%        12.02%        11.19%        11.60%        11.40%        10.76%        10.09%
Total capital.................        13.60         13.81         12.97         13.34         13.24         12.78         12.27
Leverage (C)..................         8.21          8.30          8.15          8.32          7.92          7.13          6.53

---------

Notes:

(A) Net income per common share is based on weighted average shares outstanding adjusted retroactively for stock splits and stock dividends. Cash dividends per common share are based on the actual cash dividends declared adjusted for stock splits and stock dividends. Book value per common share is based on shares outstanding at each period-end adjusted retroactively for stock splits and stock dividends.

(B) Non-performing assets include non-accrual loans, other real estate owned and restructured loans.

(C) Calculated as Tier 1 Capital divided by quarterly average assets excluding non-qualifying intangibles.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      AT OR FOR       AT OR FOR THE YEAR ENDED DECEMBER
                                                     PERIOD ENDED                    31,
                                                      MARCH 31,      ------------------------------------
                                                         1997        1996    1995    1994    1993    1992
                                                     ------------    ----    ----    ----    ----    ----
Earnings to fixed charges, excluding preferred
  stock dividend requirements*
     Excluding interest on deposits...............       5.15x       4.29x   4.30x   3.98x   3.71x   2.95x
     Including interest on deposits...............       1.49        1.38    1.41    1.38    1.28    1.16
Earnings to fixed charges, including preferred
  stock dividend requirements*
     Excluding interest on deposits...............       4.67x       3.80x   3.78x   3.40x   3.09x   2.60x
     Including interest on deposits...............       1.47        1.36    1.39    1.35    1.25    1.15

---------
* For purposes of computing the ratios of earnings to fixed charges, income before income taxes plus fixed charges has been divided by fixed charges. For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividends, income before income taxes plus fixed charges has been divided by fixed charges and pre-tax earnings required to cover preferred stock dividends. Fixed charges, excluding interest on deposits, represent interest expense plus the estimated interest component of net rental expense. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits. Pre-tax earnings required to cover preferred stock dividends have been computed by dividing preferred stock dividends by one minus the statutory income tax rate.

                           DESCRIPTION OF SECURITIES

GENERAL

     All series of the Securities will be issued under an Indenture, dated as of May 15, 1992, as supplemented by the First Supplemental Indenture dated as of January 1, 1994, (the "Indenture"), between the Company and Northern Central Bank, of Williamsport, Pennsylvania as trustee (the "Trustee"). The Securities will be subordinated, unsecured obligations of the Company. The material terms, provisions and covenants contained in the Securities and the Indenture are described below.

     The Securities will be subordinate in right of payment to Senior Indebtedness of the Company, as described below under "Subordination." The Indenture does not limit the incurrence of Senior Indebtedness or any other debt, secured or unsecured, of the Company or any Subsidiary, nor does it contain any terms which would afford protection to holders of the Securities ("Holders") issued thereunder in the event of a recapitalization, a change in control, a highly leveraged transaction or a restructuring involving the Company.

     The Securities will be obligations of the Company only. Because the Company is a holding company, its rights and the rights of its creditors, including the Holders of the Securities, to participate in the distribution of the assets of any of the Company's Subsidiaries upon liquidation, dissolution or reorganization of a Subsidiary will be subject to the prior claims of the Subsidiaries' creditors (including depositors in a bank or savings and loan Subsidiary), except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary.

     The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Securities are subject to all such terms, and holders of the Securities are referred to the Indenture and the Trust Indenture Act for a statement of them. The statements under this caption relating to the Indenture, a copy of which is filed as an exhibit to the Registration Statement, and the Securities are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture.

TERMS OF SUBORDINATED TERM NOTES DUE 3, 6, 9, 12, 18, 24, 30, 36, 48, 60, 84 AND 120 MONTHS

     Subordinated Term Notes Due 3 Months or 6 Months.

     Each 3 Month and 6 Month Term Note will be issued in the minimum principal amount of $500 and will mature 3 months or 6 months, respectively, after date of issue unless redeemed or extended as provided therein. The Company will determine, from time to time, the rate of interest payable on such Term Notes, which rate of interest will be at least equal to the rate established for the most recent auction average of United States Treasury Bills with a maturity of 26 weeks, but not more than 5% above such rate. In no event will the rate of interest payable on such Term Notes be greater than 16% per annum or less than 5% per annum. The rate of interest at the time of purchase will be the rate payable throughout the original term of the Term Note. Interest will be payable, at the Holder's option, either monthly or at maturity.

     The 3 Month and 6 Month Term Notes will be automatically extended for successive three (3) or six (6) month terms, as the case may be, at the rate(s) of interest then in effect for Term Notes of comparable maturity unless, prior to maturity, the Company receives notification of the Holder's intention to redeem the Term Note. All of the terms and conditions applicable to such Term Notes when issued will also apply during each period of extension.

     Subordinated Term Notes Due 9 Months, 12 Months, 18 Months, 24 Months, 30 Months, 36 Months, 48 Months, 60 Months, 84 Months or 120 Months.

     Each 9, 12, 18, 24, 30, 36, 48, 60, 84, and 120 Month Term Note will be issued in the minimum principal amount of $500 and will mature 9 months, 12 months, 18 months, 24 months, 30 months, 36 months, 48 months, 60 months, 84 months or 120 months after date of issue, unless redeemed or extended as provided therein. The Company will determine, from time to time, the rate of interest payable on such Term Notes, which rate of interest, in each case, will be at least equal to the rate established by the most recent auction average of United States Treasury Bills with a maturity of 26 weeks, but no more than 5% above such rate. In no event will the rate of interest payable on such Term Notes be greater than 16% per annum or less than 5% per annum. The said rate of interest as established at the time of purchase will be payable throughout the original term of the Term Note. Interest will be payable, at the Holder's option, either monthly or quarterly or will be compounded quarterly and paid at maturity.

     These Term Notes will be automatically extended for successive terms, equal in duration to their original term, at the rate(s) of interest then in effect for Term Notes of comparable maturity unless, prior to maturity, the Company receives notification of the Holder's intent to redeem the Term Note. All of the terms and conditions applicable to such Term Notes when issued will also apply during each period of extension.

     Redemption of Term Notes at Option of Holder.

     The Holder of a Term Note will have the right, at such Holder's option, to redeem a Term Note prior to maturity. As to a 3 Month, 6 Month, 9 Month or a 12 Month Term Note, the Holder shall, upon such redemption prior to maturity, forfeit an amount equal to one month of interest earned, or that could have been earned, on the amount so redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. As to an 18 Month, 24 Month, 30 Month, 36 Month, 48 Month, 60 Month, 84 Month or 120 Month Term Note, the Holder shall forfeit an amount equal to 3 months of interest earned, or that could have been earned, on the amount so redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. Where necessary to comply with the requirements of this paragraph, interest already paid to or for the account of the Holder will be deducted from the amount redeemed. Holders of Term Notes will also have the right to make partial redemptions prior to maturity, provided however, that a partial redemption may not reduce the principal amount of a Term Note to less than $500. The above mentioned forfeitures will be calculated only upon the principal amount of the Term Note. Term Notes may be redeemed before maturity without forfeiture of interest upon the death of any Holder or if the Holder is determined to be legally incompetent by a court or any other administrative body of competent jurisdiction. The Company retains the right to require the Holder to give the Company no less than thirty (30) days' prior written notice, by first class mail, of a redemption demanded by the Holder, which notice shall specify the principal amount of the Security to be redeemed and the redemption date.

TERMS OF SUBORDINATED DAILY NOTES

     Daily Notes will be issued in the minimum original principal amount of $50. Holders of Daily Notes may adjust the original principal amount at any time by increases or decreases resulting from additional purchases or partial redemptions; provided, however, that partial redemptions must be in the minimum amount of $50 and may not reduce the principal amount of the Daily Note below $50. Upon presentation of a Daily Note to the Company, the Company will, for the Holder's convenience, record any adjustments to the original principal amount, such as additional purchases or partial redemptions.

     If the holder redeems in full the obligation represented by a Daily Note, such Daily Note must be surrendered by the Holder to the Company and the indebtedness evidenced thereby shall be fully discharged by payment to the Holder of the outstanding principal amount thereof, together with any accrued but unpaid interest. The Company retains the right to require the Holder to give the Company no less than thirty (30) days' prior written notice, by first class mail, of a redemption demanded by the Holder, which notice shall specify the principal amount of the Daily Note to be redeemed and the redemption date.

     The interest rate payable on the Daily Note will be determined by the Company and may fluctuate on a monthly basis. Any adjustment to the interest rate will be made by the Company on the first day of the month. The fluctuation may reflect adjustments which are either increases or decreases in the rate of interest payable. The interest rate, once adjusted, will be effective as of the first day of each month and shall remain in effect until next adjusted by the Company. The interest rate will be no less than 3% below nor more than 5% above the rate established for the most recent auction average of United States Treasury Bills with maturity of 13 weeks. In no event will the rate of interest payable be more than 16% per annum or less than 5% per annum. Interest will be accrued daily and compounded quarterly.

GENERAL PROVISIONS APPLICABLE TO ALL SECURITIES OFFERED HEREBY

     Optional Redemption by Company.

     The Company will have the right, at its option, to call any of the Securities offered hereby for redemption before maturity, at any time. Each partial redemption payment shall be made ratably on all the Outstanding Securities of the particular series called for redemption. Interest on the Securities will continue to accrue until the date of redemption and no premium shall be paid thereon. The Company will give the Holder not less than thirty
(30) days' prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of the Security to be redeemed and the redemption date. Notice of redemption having been given by the Company as aforesaid, the principal amount of the Security specified in such notice, together with interest accrued and unpaid thereon to the date of redemption, will become due and payable on such redemption date.

     Subordination.

     The indebtedness evidenced by the Securities is subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Securities. During the continuance of any default in payment of principal of (or premium, if any) or interest or sinking fund on any Senior Indebtedness, or any other event of default with respect to Senior Indebtedness pursuant to which the holders thereof have accelerated the maturity thereof, no direct or indirect payment may be made or agreed to be made by the Company on or in respect of the Securities. Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, payment of the principal of and interest on the Securities will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. The Indenture does not limit the Company's ability to increase the amount of Senior Indebtedness or to incur any additional indebtedness in the future that may affect the Company's ability to make payments under the Securities. Except as described above, the obligation of the Company to make payment of principal, premium, if any, or interest on the Securities will not be affected. The Holders of the Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness out of the distributive share of the Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Securities.

     "Senior Indebtedness" means Indebtedness of the Company outstanding at any time other than Indebtedness of the Company to a Subsidiary for money borrowed or advanced from any such Subsidiary except Indebtedness which by its terms is not superior in right of payment to the Securities. "Indebtedness" means (1) any debt of the Company (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;
(2) any debt of others described in the preceding clause (1) which the Company has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt. As of March 31, 1997, the outstanding amount of Senior Indebtedness of the Company was approximately $8.0 million.

     Defaults and Remedies.

     The term "Events of Default" when used in the Indenture means any one of the following: (i) failure of the Company to pay interest which failure continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the Securities when due (whether or not prohibited by the subordination provisions); (ii) failure to perform any other covenant or breach of any warranty continuing for 60 days after the Company receives written notice of such failure or breach; (iii) the default under any instrument governing indebtedness of the Company or any Subsidiary for money borrowed or guaranteed which constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or which shall have resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after the Company receives written notice thereof; and (iv) certain events of bankruptcy, insolvency or reorganization involving the Company or certain of its Subsidiaries.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, mail to the Holders notice of all uncured defaults known to it (the term "default" for this purpose shall only mean the happening of any Event of Default specified above, excluding grace periods), provided that, except in the case of default in the payment of principal of or interest on any of the Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of any series of the Securities then outstanding, by notice in writing to the Company (and to the Trustee if given by the holders), may declare the principal of and all accrued interest on all the Securities of such series to be due and payable immediately. Such declaration may be rescinded by Holders of a majority in principal amount of such series of Securities if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on such series of Securities and principal of (and premium, if any, on) any Securities which have become due otherwise than by such declaration of acceleration and (2) all existing Events of Default have been cured or waived.

     Defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Securities or a default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected) may be waived by the Holders of a majority in principal amount of a series of Securities (with respect to such series) upon the conditions provided in the Indenture.

     The Indenture requires the Company to file periodic reports with the Trustee as to the absence of defaults.

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

     Consolidation, Merger, Conveyance, Transfer or Lease.

     The Company may not consolidate with, merge into, or transfer or lease substantially all of its assets to, any other corporation unless the successor corporation assumes all obligations of the Company under the Indenture and the Securities and certain other conditions are met. Thereafter all such obligations of the Company will terminate and the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer or lease is made will succeed to all rights and powers of the Company under the Indenture.

     The Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of a Subsidiary, or any successors, or mergers or consolidations involving a Subsidiary, or sales or transfers of assets substantially as an entirety by any Subsidiary; provided that the Company may, with respect to any Subsidiary that is not a Principal Member Bank (as defined in the Indenture), (i) dispose of any shares of stock or
(ii) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either the Company's pro rata interest in the Subsidiary is maintained or the Company owns no shares of the Subsidiary immediately after the transaction. The Indenture does not prohibit such dispositions (i) if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by the Company of any entity, or (ii) when the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a Subsidiary (including any entity which upon such investment becomes a Subsidiary) engaged in a business legally permissible for bank holding companies.

     Modification of the Indenture.

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of any Holder, to supplement or amend the Indenture under certain specified circumstances, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to the Company or the Trustee, to add to the covenants of the Company for the benefit of the Holders or additional Events of Default, to secure the Securities, or to add any other provisions with respect to matters or questions arising thereunder which the Company and the Trustee deem necessary or desirable and which do not adversely affect the interests of the Holders. Otherwise, the rights and obligations of the Company and the rights of the Holders may be modified by the Company and the Trustee only with the consent of the Holders of a majority in principal amount of each series of Securities then outstanding. No reduction in the principal of or the interest rate on the Securities or in the percentage of Holders required for modification of the Indenture and no extension of the maturity of any Securities or in the time of payment of interest will be effective against any Holder without his consent.

     Consumer Finance Subsidiary as Selling Agent and Paying Agent of the
Company.

     The Company's consumer finance Subsidiary will act as selling agent and paying agent of the Company. Therefore, all payments for Securities shall be made by the Holders to the consumer finance Subsidiary, as agent for the Company, and all principal and certain interest payments shall be made to the Holders by the consumer finance Subsidiary, as agent for the Company.

     Securities Non-Negotiable.

     The securities are non-negotiable and no rights of ownership may be transferred by mere endorsement and delivery of a Security to a purchaser. All transfers and assignments of Securities may be made only at the offices of Regency Finance Company, upon presentation of the Security and recordation of such transfer or assignment in the books of the Company.

     Satisfaction and Discharge of Indenture.

     The Indenture will be discharged and cancelled upon payment of all the Securities or upon deposit with the Trustee, within not more than one year prior to the maturity of all the Securities, of funds sufficient for such payment or redemption.

     The Trustee.

     The Trustee is Northern Central Bank, a Pennsylvania state-chartered bank and trust company whose principal corporate trust office is in Williamsport, Pennsylvania. Notice to the Trustee should be directed to 102 West Fourth Street, Williamsport, Pennsylvania 17701.

     The Holders of a majority in principal amount of all outstanding series of Securities have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction would not conflict with any rule of law or with the Indenture, would not be prejudicial to the rights of another Holder and would not subject the Trustee to personal liability. The Indenture provides that in case an Event of Default should occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders unless they shall have offered to the Trustee security and indemnity satisfactory to it.

     Federal Income Tax Considerations.

     A Holder of Securities may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder who is a United States person if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payer responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payer an incorrect TIN, (iii) fails to provide such payer with a certified statement, signed under penalties of perjury, that the TIN provided to the payer is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include interest on Securities.

     Under present law all interest earned on the Securities will be taxable each year for Federal income tax purposes. Even though interest on certain series of Securities may be accrued during a calendar year but not paid until a future year, the accrued interest will be taxable for Federal income tax purposes during the calendar year of accrual.

     Holders of Securities should consult their own tax advisors about the federal, state and local tax consequences of owning Securities.

                              PLAN OF DISTRIBUTION

     The Securities will be sold by officers and employees of Regency, the Company's consumer finance Subsidiary, and its wholly-owned subsidiary, Citizens Financial Services, Inc., without registration as brokers or dealers in reliance upon the safe harbor provided by Rule 3a4-1 under the Exchange Act. Such officers and employees will not receive any commissions or direct or indirect compensation in connection with the sale of the Securities.

     The Securities will be marketed through the use of newspaper advertisements and signs in the Regency offices and through the provision of copies of this Prospectus to customers who inquire about purchasing the Securities. The Securities will not be marketed through any mass mailings, telephone calls or other personal solicitation.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, counsel to the Company.

                                    EXPERTS

     The supplemental consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Current Report on Form 8-K dated July 22, 1997; the supplemental consolidated financial statements of the Company at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in the Company's Current Report on Form 8-K dated March 5, 1997; and the consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the supplemental consolidated financial statements for the years 1996, 1995 and 1994, are based in part on the reports of Hill, Barth & King, Inc., independent auditors who audited Southwest Banks, Inc., and Coopers & Lybrand L.L.P., independent auditors who audited West Coast Bancorp, Inc. The financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

======================================================

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................      2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................      2
RISK FACTORS...........................      2
SUMMARY OF TERMS OF SECURITIES.........      4
THE COMPANY............................      4
USE OF PROCEEDS........................      6
CAPITALIZATION.........................      7
SUMMARY SUPPLEMENTAL CONSOLIDATED
  FINANCIAL DATA.......................      9
RATIO OF EARNINGS TO FIXED CHARGES.....     10
DESCRIPTION OF SECURITIES..............     11
PLAN OF DISTRIBUTION...................     16
LEGAL MATTERS..........................     16
EXPERTS................................     16

                               ------------------

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY F.N.B. CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF F.N.B. CORPORATION SINCE THE DATE HEREOF.
======================================================
======================================================

                               F.N.B. CORPORATION
                                  $75,000,000
                         AGGREGATE PRINCIPAL AMOUNT OF
                          SUBORDINATED TERM NOTES DUE
               3, 6, 9, 12, 18, 30, 36, 48, 60, 84 AND 120 MONTHS
                                      AND
                                  SUBORDINATED
                                  DAILY NOTES
                                ---------------

                                   PROSPECTUS
                                ---------------
                                        , 1997
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses will be incurred in connection with the issuance and distribution of the securities being registered:

        Securities and Exchange Commission Fee*........................   $ 22,727.27*
        Blue Sky fees and expenses.....................................      4,000.00
        Printing and engraving expenses................................     12,000.00
        Legal fees and expenses........................................     12,000.00
        Accounting fees and expenses...................................     10,000.00
        Trustee Fees...................................................      6,000.00
        Miscellaneous expenses.........................................      5,000.00
                                                                          -----------
          Total........................................................   $ 71,727.27
                                                                          ===========

     *Exact; all other fees and expenses are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Numbered Paragraph 6.b of the Articles of Incorporation, as amended, of F.N.B. Corporation provides as follows:

          Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

     Article IX of the Bylaws of F.N.B. Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

     Section 1741 of the Pennsylvania Business Corporation Law (the "BCL") provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the Pennsylvania BCL provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense of the settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

     Under Section 1744 of the Pennsylvania BCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

          (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

          (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3) By the shareholders.

     Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Under Section 1745 of the Pennsylvania BCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Section 1746 of the Pennsylvania BCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in other capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

     THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF PENNSYLVANIA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES WHICH CONTAIN DETAILED SPECIFIC PROVISIONS REGARDING THE CIRCUMSTANCES UNDER WHICH AND THE PERSON FOR WHOSE BENEFIT INDEMNIFICATION SHALL OR MAY BE MADE AND ACCORDINGLY ARE INCORPORATED HEREIN BY REFERENCE AS EXHIBIT 99.2 OF THIS REGISTRATION STATEMENT.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.
------------
   4.1         Specimen of the Registrant's Subordinated Term Notes due 3, 6, 9, 12, 18, 24,
               30, 36, 48, 60, 84 and 120 Months, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3, File No. 33-61367.

   4.2         Specimen of the Registrant's Subordinated Daily Notes, incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form
               S-3, File No. 33-61367.

   4.3         Form of Indenture authorizing the Registrant's Securities issued pursuant to this Registration Statement to be qualified under the Trust Indenture Act, incorporated by reference to Exhibit 4.7 of the Registrant's Registration
               Statement on Form S-2, File No. 33-45888.

   4.4         First Supplemental Indenture dated as of January 1, 1994 between the Registrant and the Trustee, incorporated by reference to Exhibit 4.4 of the Registrant's
               Registration Statement on Form S-3, File No. 33-61367.

   4.5         Form of Officer's Certificate setting forth the terms of (i) the Registrant's
               Subordinated Notes due 3, 6, 9, 12, 18, 24, 30, 36, 48, 60, 84 and 120 Months,
               and (ii) the Registrant's Subordinated Daily Cash Accounts, incorporated by reference to Exhibit 4.5 of the Registrant's Registration Statement on Form
               S-3, File No. 33-67440.

   4.6         Form of Acceptance of Offer, incorporated by reference to Exhibit 4.6 of the
               Registrant's Registration Statement on Form S-3, File No. 33-61367.

   5           Opinion of Cohen & Grigsby, P.C. re: legality.

  12           Statement re: computation of ratios.

  23.1         Consent of Cohen & Grigsby, P.C. (included in Exhibit 5).

  23.2         Consent of Ernst & Young LLP.

EXHIBIT NO.
------------
  23.3         Consent of Hill, Barth & King, Inc.
  23.4         Consent of Coopers & Lybrand L.L.P.
  24           Power of Attorney (See Page II-6).
  25           Statement of Eligibility of Trustee.
  99.1         Form of Prospectus Supplement.
  99.2         Provisions of Pennsylvania law regarding indemnification of directors and officers, incorporated by reference to Exhibit 99.3 of the Registrant's
               Registration Statement on Form S-4, File No. 333-22909.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on July 17, 1997.

                                          F.N.B. CORPORATION

                                          By:           PETER MORTENSEN
                                            ------------------------------------
                                                      Peter Mortensen,
                                                   Chairman and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Mortensen, John D. Waters and William J. Rundorff, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full of power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                  TITLE                          DATE
              ---------                                  -----                          ----

         /s/ PETER MORTENSEN            Chairman, President and Director            July 17, 1997
-------------------------------------   (Principal Executive Officer)
           Peter Mortensen

      /s/ STEPHEN J. GURGOVITS          Executive Vice President and                July 17, 1997
-------------------------------------   Director
        Stephen J. Gurgovits

          /s/ GARY L. TICE              Executive Vice President and                July 17, 1997
-------------------------------------   Director
            Gary L. Tice
         /s/ JOHN D. WATERS             Vice President and Chief                    July 17, 1997
-------------------------------------   Financial Officer (Principal
           John D. Waters               Financial and Accounting Officer)

      /s/ W. RICHARD BLACKWOOD          Director                                    July 17, 1997
-------------------------------------
        W. Richard Blackwood

                                        Director                                    July   , 1997
-------------------------------------
         William B. Campbell

        /s/ CHARLES T. CRICKS           Director                                    July 17, 1997
-------------------------------------
          Charles T. Cricks

                                        Director                                    July   , 1997
-------------------------------------
        Henry M. Ekker, Esq.

              SIGNATURE                                  TITLE                          DATE
        /s/ THOMAS C. ELLIOTT           Director                                    July 17, 1997
-------------------------------------
          Thomas C. Elliott

                                        Director                                    July   , 1997
-------------------------------------
           Thomas W. Hodge

                                        Director                                    July   , 1997
-------------------------------------
          James S. Lindsay

          /s/ PAUL P. LYNCH             Director                                    July 17, 1997
-------------------------------------
            Paul P. Lynch

         /s/ EDWARD J. MACE             Director                                    July 17, 1997
-------------------------------------
           Edward J. Mace

         /s/ ROBERT S. MOSS             Director                                    July 17, 1997
-------------------------------------
           Robert S. Moss

        /s/ RICHARD C. MYERS            Director                                    July 17, 1997
-------------------------------------
          Richard C. Myers

                                        Director                                    July   , 1997
-------------------------------------
           John R. Perkins

                                        Director                                    July   , 1997
-------------------------------------
          William A. Quinn

         /s/ GEORGE A. SEEDS            Director                                    July 17, 1997
-------------------------------------
           George A. Seeds

       /s/ WILLIAM J. STRIMBU           Director                                    July 17, 1997
-------------------------------------
         William J. Strimbu

        /s/ ARCHIE O. WALLACE           Director                                    July 17, 1997
-------------------------------------
          Archie O. Wallace

                                        Director                                    July   , 1997
-------------------------------------
          Joseph M. Walton

         /s/ JAMES T. WELLER            Director                                    July 17, 1997
-------------------------------------
           James T. Weller

         /s/ ERIC J. WERNER             Director                                    July 17, 1997
-------------------------------------
        Eric J. Werner, Esq.

                                        Director                                    July   , 1997
-------------------------------------
           Donna C. Winner

                                        Director                                    July   , 1997
-------------------------------------
       James E. Knarr, D.M.D.

                                 EXHIBIT INDEX

                  (PURSUANT TO ITEM 601(A) OF REGULATION S-K)

                                                                                      SEQUENTIAL
EXHIBIT NO.                                DESCRIPTION                                 PAGE NO.
-----------    --------------------------------------------------------------------   ----------
   4.1         Specimen of the Registrant's Subordinated Term Notes due 3, 6, 9,
               12, 18, 24, 30, 36, 48, 60, 84 and 120 Months, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement
               on Form S-3, File No. 33-61367.
   4.2         Specimen of the Registrant's Subordinated Daily Notes, incorporated by reference to Exhibit 4.2 of the Registrant's Registration
               Statement on Form S-3, File No. 33-61367.
   4.3         Form of Indenture authorizing the Registrant's Securities issued pursuant to this Registration Statement to be qualified under the
               Trust Indenture Act, incorporated by reference to Exhibit 4.7 of the
               Registrant's Registration Statement on Form S-2, File No. 33-45888.
   4.4         First Supplemental Indenture dated as of January 1, 1994 between the
               Registrant and the Trustee, incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form S-3, File No.
               33-61367.
   4.5         Form of Officer's Certificate setting forth the terms of (i) the
               Registrant's Subordinated Notes due 3, 6, 9, 12, 18, 24, 30, 36, 48,
               60, 84 and 120 Months, and (ii) the Registrant's Subordinated Daily
               Cash Accounts, incorporated by reference to Exhibit 4.5 of the
               Registrant's Registration Statement on Form S-3, File No. 33-67440.
   4.6         Form of Acceptance of Offer, incorporated by reference to Exhibit
               4.6 of the Registrant's Registration Statement on Form S-3, File No.
               33-61367.
   5           Opinion of Cohen & Grigsby, P.C. re: legality.
  12           Statement re: computation of ratios.
  23.1         Consent of Cohen & Grigsby, P.C. (included in Exhibit 5).
  23.2         Consent of Ernst & Young LLP.
  23.3         Consent of Hill, Barth & King, Inc.
  23.4         Consent of Coopers & Lybrand L.L.P.
  24           Power of Attorney (See Page II-6).
  25           Statement of Eligibility of Trustee.
  99.1         Form of Prospectus Supplement.
  99.2         Provisions of Pennsylvania law regarding indemnification of directors and officers, incorporated by reference to Exhibit 99.3 of the Registrant's Registration Statement on Form S-4, File No.
               333-22909.